                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             First State Bancorp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               PRELIMINARY COPIES


                           FIRST STATE BANCORPORATION
                                 111 LOMAS N.W.
                         ALBUQUERQUE, NEW MEXICO  87102

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      ___________________________________


                                  May 2, 1997

TO THE SHAREHOLDERS OF FIRST STATE BANCORPORATION:

     The annual meeting of shareholders of First State Bancorporation, a New Mexico corporation, will be held on Friday, June 6, 1997, at 2:00 p.m. local time in the Doubletree Hotel, 201 Marquette Avenue N.W. , Albuquerque, New Mexico, for the following purposes:

       1. To elect 3 directors to hold office for a term ending at the 2000 annual meeting or until their successors are duly elected and qualified.

       2. To approve an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Common Stock issuable by the Company from 4,000,000 to 20,000,000.

       3. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the year ending December 31, 1997.

       4. To transact any other business which properly comes before the meeting or any adjournment.

     All shareholders of record on the Company's transfer books as of the close of business on May 2, 1997, are entitled to vote at the annual meeting. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Company shareholder at 111 Lomas N.W., Albuquerque, New Mexico, for purposes germane to the annual meeting, during normal business hours for a period of ten days prior to the annual meeting.

Please read the attached proxy statement carefully. PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD AUTHORIZING REPRESENTATIVES OF THE COMPANY'S PRESENT MANAGEMENT TO VOTE ON YOUR BEHALF AT THE MEETING.

                                               By the order of the Board
                                               of Directors

                                               FIRST STATE BANCORPORATION



                                               Michael R. Stanford
                                               President

                           FIRST STATE BANCORPORATION
                                 111 LOMAS N.W.
                         ALBUQUERQUE, NEW MEXICO  87102

                                  May 2, 1997

                                PROXY STATEMENT

     THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD SUPPORT A PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST STATE BANCORPORATION (THE "COMPANY") FOR USE AT THE JUNE 6, 1997 ANNUAL MEETING OF SHAREHOLDERS AND AT ANY ADJOURNMENT OF THAT MEETING. This proxy statement and form of proxy will be sent by mail to shareholders beginning approximately May 5, 1997.

     The proxy card, when properly signed, dated and returned to the Company, will be voted by the proxies at the annual meeting as directed. Proxy cards returned without direction about business to be transacted at the meeting will be voted in favor of (i) the nominees for director proposed by management, (ii) approval of an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Common Stock, no par value per share (the "Common Stock"), issuable by the Company from 4,000,000 to 20,000,000, and (iii) ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the year ending December 31, 1997. The holders of the proxies will use their best judgement regarding other matters that properly come before the annual meeting. The Company is not aware of any matters, other than those discussed in this proxy statement, that will be presented at the annual meeting.

     The Company can conduct business at the annual meeting only if holders of a majority of the total outstanding shares of Common Stock entitled to vote are present, either in person or by proxy. Assuming a quorum has been reached, the affirmative vote of the majority of the shares represented is necessary to elect directors and ratify the appointment of auditors. A majority of the total outstanding shares of Common Stock is necessary to approve the proposed amendment to the Company's Restated Articles of Incorporation.

     Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to vote "for", "against" or " abstain" on one or more of the proposals, or to withhold authority to vote for one or more of the Company's nominees for director.

     Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer non-votes will also be counted for quorum purposes.

                             REVOCABILITY OF PROXY

     Any shareholder giving a proxy may revoke it at any time prior to the meeting either through submission of a later-dated proxy or by providing notice of revocation to the Secretary of the Company at the address set forth above. Shareholders may vote all their eligible shares if they are personally present at the meeting. When a shareholder votes at the meeting, his or her vote will revoke any proxy previously granted by the shareholder.

                      EXPENSE AND MANNER OF SOLICITATION

     In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegram by directors and officers of the Company who will not receive compensation for their soliciting activities. Brokers and other nominees will solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Company has retained Corporate Investor Communications, Inc., to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee estimated at $5,000; plus expenses. The Company will bear all of the costs of the solicitation.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     All of the Common Stock represented by valid proxies received from shareholders will be voted for the nominees for directors named below, unless authority to do so is withheld. Each nominee for director has agreed to his nomination and to serve if elected. If any nominee is unable to serve, the proxy will be voted to elect any other person for the office of director whom the Board of Directors recommends in the place of that nominee.

     Three directors are to be elected to serve until the 2000 Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     As of May 2, 1997, the record date, _________ shares of the Common Stock were outstanding and entitled to vote at the annual meeting. Holders of shares of Common Stock may cast one vote for each share on each matter of business properly brought before the meeting. Only shareholders of record at the close of business on May 2, 1997 may vote. Shareholders are not allowed to cumulate votes in the election of directors.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 26, 1997, by (i) each shareholder known by the Company to be the beneficial owner of more than 5 percent of the outstanding Common

Stock, (ii) each director of the Company, (iii) the non incumbent nominee for director, and (iv) all directors, nominees and executive officers as a group. Unless otherwise indicated, based on information furnished by such owners, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares. The address of each of the persons is the Company's address, 111 Lomas Avenue N.W., Albuquerque, New Mexico 87102.

                                      Number of Shares         Percentage of
Name                                         Owned (1)          Shares Owned
------------------------------------------------------------------------------
  Richard Duchossois                             112,500                 5.12%
  845 Larch Avenue
  Elmhurst, IL 60126
  John Hancock Advisors, Inc.                    170,125                 7.74%
  101 Hummington Ave.
  Boston, MA  02199
  Michael R. Stanford                            112,772  (2)            4.95%
  H. Patrick Dee                                  42,855  (3)            1.92%
  Eloy A. Jeantete                                 1,000                    *
  Leonard J. DeLayo, Jr.                          98,089  (4)            4.41%
  Bradford M. Johnson                            164,009                 7.43%
  Sherman McCorkle                                 1,051                    *
  Douglas M. Smith, M.D.                          23,750                 1.08%
  Herman N. Wisenteiner                            9,454                    *
  Marshall G. Martin                                 300                    *
  Manuel Lujan Jr.                                10,625                    *
  all executive officers and
  directors as a group (13 persons)              503,318                21.17%

------------------------------------------------------------------------------
* Less than 1%

(1) Includes shares of Common Stock issuable on conversion of 7% Convertible Subordinated Debentures.

(2) Includes 28,613 shares that are subject to an option held by Mr. Stanford which is exercisable at $5.01 per share and 50,000 that are subject to an option held by Mr. Stanford which is exercisable at $8.40 per share.

(3) Includes 35,000 shares that are subject to an option held by Mr. Dee which is exercisable at $8.40 per share.

(4) Includes 10,000 shares that are subject to an option held by Mr. DeLayo which is exercisable at $8.40 per share.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

Name                   Age      Position with Company
--------------------------------------------------------------------------------
Eloy A. Jeantete        69      Chairman of Board and Director

Michael R. Stanford     44      President, Chief Executive Officer and Director

Marshall Martin         58      Nominee for Director
--------------------------------------------------------------------------------

           THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                  THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES
                                             ---
                          FOR THE BOARD OF DIRECTORS.

     There are no family relationships among any of the directors, officers or key employees of the Company. The current authorized number of directors of the Company is ten. The directors nominated herein will serve until the 2000 annual meeting.

                 NOMINEES FOR ELECTION AT 1997 ANNUAL MEETING

     Michael R. Stanford, a Director of the Company since its organization in 1988, is President and Chief Executive Officer of the Company and The Bank of Taos, a wholly-owned subsidiary of the Company (the "Bank"). Mr. Stanford's entire career has been in the banking industry. Prior to joining the Bank in 1987, Mr. Stanford spent five years with New Mexico Banquest Corporation as Senior Vice President in charge of loan administration. Mr. Stanford is a past director of the New Mexico Bankers Association. In addition, Mr. Stanford is involved in a variety of civic organizations.

     Eloy A. Jeantete, a Director of the Company since August 1993 and Chairman of the Board since January 1994, joined the Bank as a bookkeeper and has spent his entire working career with the Bank rising to his present position of Chairman of the Board of the Company. As a lifetime resident of Taos, NM, Mr. Jeantete has accumulated a long list of civic achievements and community involvement, culminating with his election in 1990 as Mayor of Taos, NM, a position he held until March 1994.

     Marshall Martin is Vice President-General Counsel of Solv-Ex Corporation. Prior to joining Solv-Ex in January of 1997, Mr. Martin was a senior partner in the law firm of Hinkle, Eaton, Cox, Coffield & Hensley L.L.P.. Hinkle, Eaton, Cox, Coffield & Hensley is the Company's corporate counsel. See--Certain Business Relationships--Legal Services. Mr. Martin is involved in a variety of civic organizations.

     Certain biographical information, including principal occupation and business during the last five years of the current directors serving until the 1998 and 1999 Annual Meetings is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

              CURRENT DIRECTORS SERVING UNTIL 1998 ANNUAL MEETING

Name                      Age           Position with Company
--------------------------------------------------------------------------------
H. Patrick Dee             42           Executive Vice President, Chief
                                        Operating Officer, Secretary, Treasurer
                                        and Director

Leonard J. DeLayo, Jr.     48           Director

Bradford M. Johnson        46           Director
--------------------------------------------------------------------------------

     H. Patrick Dee has been a Director of the Company since 1991 and presently serves as Executive Vice President, Chief Operating Officer and Secretary/Treasurer of the Company, and Executive Vice President and Chief Operating Officer of the Bank, a position he has held since December 1991. Prior to joining the Company, Mr. Dee spent four years with New Mexico Banquest Corporation and, after its acquisition by Livingston & Co. Southwest L.P. in 1988, National Bank of Albuquerque. In 1989, Mr. Dee became Senior Vice President and Chief Financial Officer of Livingston & Co. Southwest, L.P. Mr. Dee is a certified public accountant.

     Leonard J. DeLayo, Jr., a Director of the Company since November 1993, served as a director of the Bank from 1988 to January 1992. Mr. DeLayo has been engaged in a general corporate and commercial law practice in New Mexico since 1974 and is the President and sole shareholder of Leonard J. DeLayo, Jr., P.C., which currently provides legal services to the Company and the Bank as outside counsel. Mr. DeLayo is a member of the Albuquerque Board of Education.

     Bradford M. Johnson, a Director of the Company since November 1993, is President of Heron Hill Corporation, a private company engaged in investments and financial consulting. From 1991 to November 1993 Mr. Johnson was a partner and Director of Research of Sterne, Agee & Leach, Inc., an investment banking firm in Atlanta, Georgia. Mr. Johnson studied at the University de Paris-Sorbonne from 1987 to 1991. Mr. Johnson is a director of Community Bank Capital Corporation, a privately owned thrift holding company in Atlanta, Georgia.

            CURRENT DIRECTORS SERVING UNTIL THE 1999 ANNUAL MEETING

Name                              Age  Position with Company
-----------------------------------------------------------------------------
 Sherman McCorkle                  53  Director

 Douglas M. Smith, M.D.            63  Director

 Herman N. Wisenteiner             66  Director

 Manuel Lujan, Jr.                 68  Director
-----------------------------------------------------------------------------

     Sherman McCorkle, a Director of the Company since November l993, is the President of Technology Ventures Corporation, a wholly-owned subsidiary of Martin Marietta Corporation, and has over fifteen years of banking experience. Mr. McCorkle served as President and Chief Executive Officer of Sunwest Credit Services Corporation from December 1988 to April 1992. Prior to that time, Mr. McCorkle held a variety of positions with Sunwest Credit Services Corporation's parent, Sunwest Bank of Albuquerque, N.A.. Mr. McCorkle was a past Chairman of the Greater Albuquerque Chamber of Commerce, a Board member of United Way and a member of the American Bankers Association.

     Douglas M. Smith, M.D., a Director of the Company since November 1993, is a Board Certified radiologist and the owner/general partner of The Historic Taos Inn, Taos, New Mexico. Dr. Smith is the co-founder and former President of Palm Beach Imaging, Inc., West Palm Beach, Florida and a former member of the Board of Directors of the PIE Medical Insurance Co., a physician-owned medical malpractice insurance company headquartered in Cleveland, Ohio.

     Herman N. Wisenteiner, a Director of the Company since November 1993, is President and Chief Executive Officer of Horn Distributing Company, a real estate holding company which he founded in 1971 in Santa Fe, New Mexico. In addition to his many civic activities in northern New Mexico, from 1984 to 1993 Mr. Wisenteiner was also Chairman and Chief Executive Officer of CLX Exploration Inc., a publicly traded oil and natural gas exploration and production company headquartered in Denver, Colorado and served as a Director of First Interstate Bank, Santa Fe, New Mexico from 1980 to 1993.

     Manuel Lujan Jr., a Director of the Company since June 1995, is a self employed consultant on federal legislative matters. Mr. Lujan is also a self employed real estate agent and an insurance agent for the Manuel Lujan Insurance Agency. Mr. Lujan served as Secretary of the Interior during the Bush administration until January 1993. Prior to serving as Secretary of the Interior, Mr. Lujan was a member of the United States House of Representatives representing New Mexico.

             INFORMATION WITH RESPECT TO STANDING COMMITTEES OF THE
                        BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors held five meetings during the year ended December 31, 1996. Each incumbent director attended 75% or more of the meetings of the board of directors and committees on which he served.

     The Board of Directors has an executive committee, an audit committee and a compensation committee.

     The executive committee members are Michael R. Stanford, Bradford M. Johnson, Sherman McCorkle and Douglas M. Smith. The executive committee held two meetings during 1996. The executive committee meets periodically to explore and consider issues in advance of the meetings of the entire Board of Directors and makes recommendations to the Board of Directors concerning such issues.

     The audit committee members are Douglas M. Smith, Sherman McCorkle and Bradford M. Johnson. The audit committee held four quarterly meetings during the year ended December 31, 1996. The audit committee reviews with the independent and internal auditors of the Company their respective audit and review programs, procedures, the scope and results of their examinations, and their fee and related costs. Additionally, the audit committee reviews the financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the Board of Directors relating to the independent auditors and to their engagement or discharge.

     The compensation committee members are Leonard J. DeLayo, Jr. and Herman N. Wisenteiner. The committee held two meetings during the year ended December 31,1996. The purpose of the compensation committee is to determine the compensation and benefits for executive officers of the Company.

                         CERTAIN BUSINESS RELATIONSHIPS

CREDIT TRANSACTIONS

     The executive officers, directors and principal shareholders of the Company and the Bank, and members of their immediate families and businesses in which these individuals hold controlling interests, are customers of the Bank and it is anticipated that such parties will continue to be customers of the Bank in the future. Credit transactions with these parties are subject to review by the Bank's Board of Directors. All outstanding loans and extensions of credit by the Bank to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     At December 31, 1996, the aggregate balance of the Bank's loans and advances under existing lines of credit to these parties was approximately $1.9 million, or 0.78% of the Bank's total loans. All payments of principal and interest on these loans are current. These loans represented 9.24% of the Company's equity as of December 31, 1996.

LEGAL SERVICES

     Mr. DeLayo was a director of the Bank from 1988 through January 1992, and was appointed as a director of the Company in November 1993. Mr. DeLayo acts as general counsel to the Company and the Bank. Mr. DeLayo and his firm, Leonard
J. DeLayo, P.C., are involved in representing the Company in numerous collection matters. The Company paid Mr. DeLayo's firm approximately $146,000 for its services in 1996.

     Marshall Martin, a nominee for director, was a Senior Partner with Hinkle, Eaton, Cox Coffield & Hensley L.L.P., the Company's corporate counsel until January of 1997. The Company paid Hinkle, Eaton, Cox, Coffield & Hensley L.L.P. $64,700 in fees for its services in 1996.

SANTA FE BRANCH LOCATION

     The downtown Santa Fe location was constructed on land owned by Herman Wisenteiner, a Director of the Company. The Company is leasing the site from Mr. Wisenteiner for an initial term of 15 years at an initial rate of $60,000 per year. In the opinion of management, the lease is on terms similar to other third party commercial transactions in the ordinary course of business.

                           COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is paid an annual fee of $3,000 and a per meeting fee of $500 and is reimbursed for expenses incurred in attending meetings of the Board of Directors and the committee meetings of the Board of Directors.

                            EXECUTIVE COMPENSATION

     The following tables set forth the compensation paid by the Company in 1996, 1995, and 1994 to the two executive officers of the Company and one officer of The Bank who received in excess of $100,000 in cash compensation.

                                      Annual Compensation
---------------------------------------------------------------------------------------------------
                                                                                 Long-Term
                                                                               Compensation
                                                               Other Annual        Stock
Name and Principal                                             Compensation        Options
Position                        Year   Salary ($)  Bonus ($)     ($) (1)          Granted (#)
---------------------------------------------------------------------------------------------------
Michael R. Stanford             1996   $183,333    $24,000         $41,621              0
   President and Chief          1995   $175,000    $45,000         $42,636              0
   Executive Officer            1994   $166,250    $37,500         $44,483              0

H. Patrick Dee                  1996   $130,000    $16,000         $42,836              0
   Secretary and                1995   $116,250    $30,000         $39,369              0
   Treasurer                    1994   $ 92,083    $22,500         $36,580              0

W. Gary Millhollon (2)          1996   $ 86,575    $20,830         $ 6,000              0
    Senior Vice President
     First State Bank

---------------------------------------------------------------------------------------------------

(1) Represents insurance premiums paid by the Company on behalf of the employee, amounts contributed by the Company to the employee's Section 401(k) plan, auto allowance and dues.

(2)  Mr. Millhollon was hired by the Bank effective December 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                   Number of
                                                                   Securities             Value of
                                   Shares                          Underlying           In-the-Money
                                  Acquired                      Unexercised Options      Options at
                                    on            Value           at 12/31/96 (#)      12/31/96 ($) (1)
Name                              Exercise       Realized         Exercisable/           Exercisable/
                                    (#)            ($)           Unexercisable          Unexercisable
---------------------------------------------------------------------------------------------------------
Michael R. Stanford               19,600        $124,754          100,113(2)(3)           $830,629
                                                                    12,000                $ 82,500

H. Patrick Dee                      -               -               35,000                $231,000
                                                                     8,750                $ 57,750
---------------------------------------------------------------------------------------------------------

(1) The closing price of the Company's Common Stock on December 31, 1996 was $15.00 per share.

(2) On January 30, 1997, Mr. Stanford exercised options to acquire 21,500 shares of Common Stock at an exercise price of $5.01 per share.

(3) Includes the option to purchase 28,613 shares of Common Stock described under "Stock Option Agreement" below.

                              EXECUTIVE INSURANCE

     The Bank has key-person insurance policies on each of Messrs. Stanford and Dee. Under these policies, the Bank is named as beneficiary of $810,000 of term life insurance on Mr. Stanford and $533,000 of term life insurance on Mr. Dee (the "Term Life Policies"). In addition, the Bank also pays the premiums on $690,000 of additional whole life insurance for Mr. Stanford and $667,000 for Mr. Dee under which each of these individuals is able to name the beneficiary (the "Whole Life Policies"). Under the provisions of the Term Life Policies the amount of term insurance under each policy is gradually decreased over a period of 10 years. However, the Bank's premium payments are kept level during the entire 10 year period with the excess premiums from the Term Life Policies being applied to the Whole Life Policies. As a result of the increasing portion of the premiums which are allocated to the Whole Life Policies, at the end of the 10 year period the Whole Life Policies are fully paid. Upon termination of employment, the Whole Life Policies would be transferable to Messrs. Stanford or Dee, as the case may be, who could elect to continue making the premium payment if such termination occurred prior to the tenth year of the policy. The annual premium which will be paid for the Whole Life Policies will constitute compensation to such individuals.

                             STOCK OPTION AGREEMENT

     Under the terms of a stock option agreement, Michael R. Stanford can exercise an option to purchase 28,613 shares of Common Stock at a price of $5.01 per share. As originally granted, the option allowed Mr. Stanford to purchase up to 10% of the common stock of New Mexico Bank Corporation ("NMBC"), the parent holding company of NBA, at the book value of the NMBC common stock as of November 19, 1990. In December 1991, the option was converted to an option to purchase the Company's Common Stock when NMBC was merged into the Company. The option may be exercised at any time by Mr. Stanford and will expire on October 12, 2003.

                       EXECUTIVE INCOME PROTECTION PLAN

     The Company has an Executive Income Protection Plan (the "Plan") with the following participants: Patrick G. Cahalan, Robert L. Chavez, H. Patrick Dee, Brian C. Reinhardt, and Michael R. Stanford, which provides for benefits upon a Control Change. Following a Control Change (as defined in the Plan), the Plan provides for a three-year employment term and specifies the employee's position, salary, bonus, and benefits payable during that period. If the employee (i) resigns; (ii) is discharged for any reason other than cause, death, or disability; (iii) experiences a Reduction in Position (as defined in the Plan) within a three-year period beginning on the date of the Control Change, then the employee shall have income protection benefits consisting of (a) a compensation benefit, payable in a single sum, equal to three times his Compensation (as defined in the Plan) in the case of Messrs. Dee and Stanford and two times his Compensation in the case of Messrs. Cahalan, Chavez, and Reinhardt; (b) the same level of fringe benefits as existed on the date of the Control Change for a period ending three years after the Control Change including, without limitation, any plan or arrangement to receive and exercise stock options and/or stock appreciation rights, restricted stock, or grants thereof in which the employee is participating on the date of the Control Change (or plans or arrangements providing him with substantially similar benefits); (C) an amount equal to the employee's non-vested accrued benefit in the Company's retirement plans, determined as of the last valuation date under such plans, if the employee is not fully vested under the terms of such plans; (d) up to a maximum of 30 percent of his Compensation for out-placement services for the employee; and (e) a lump sum payment at the same time as the compensation payment in (a) above, if the Company has purchased a split-dollar life insurance policy on the life of an employee.

     "Control Change" is defined in the Plan as (i) a sale or sales (including an exchange) of shares of the Company, other than pursuant to a public offering, at one or more times by the Company, a shareholder or shareholders of the Company, or by any combination of the foregoing, which in the aggregate results in the beneficial ownership of more than 50 percent of the combined voting power of the Company's outstanding securities after the sale or sales by one or more shareholders who are not shareholders of the Company on April 19, 1996 (the effective date of the Plan), and who are not controlled after the sale or sales, directly or indirectly, by one or more of the shareholders of the Company on April 19, 1996; (ii) a sale or sales by the Company of all or substantially all of its assets to one or more persons or entities who are not shareholders of the Company on April 19, 1996, and who are not controlled after the sale or sales, directly or indirectly, by one or more of such shareholders; or (iii) a merger or other combination in which the Company is either the surviving or disappearing corporation, which results in the beneficial ownership of more than 50 percent of the combined voting power of the outstanding securities of the surviving corporation by one or more persons or entities which are not shareholders of the Company on April 19, 1996, and which are not controlled after such merger or other combination, directly or indirectly, by one or more of such shareholders; (iv) the approval by the shareholders of the Company of any plan or proposal to liquidate or dissolve the Company; or (v) during any period of two consecutive years, individuals who at the beginning of the period constitute the entire Board of Directors of the Company cease for any reason to constitute a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     "Compensation" means the sum of; (i) the employee's average taxable compensation from the Company; (ii) the employee's average elective salary reduction contributions to plans under Internal Revenue Code (the "Code") Sections 401(k) and/or 125; and (iii) the product of the average percent of covered payroll contributed by the Company to the Company's 401(k) profit sharing plan multiplied by the sum of (i) and (ii), all for the five calendar years preceding the Control Change.

     "Reduction in Position" shall occur if an employee (i) is removed as an officer or director; (ii) experiences significant decrease in managerial or supervisory authority; (iii) experiences a reduction in salary or bonus; (iv) is required by the Company to relocate to an office more than 50 miles from his location before the Control Change; (v) is reduced in the rate of his awards under any stock option plan in effect before the Control Change; (vi) experiences a material adverse change in his terms and conditions of employment.

     The Plan provides that the employees will be entitled to a gross-up payment if it is determined that any payment would be subject to excise tax imposed by
Section 4999 of the Code. The Plan also provides for the Company to pay the employee's legal fees incurred in any contest relating to the Plan and certain other indemnifications to the extent permitted under applicable New Mexico or federal law and under the Company's Bylaws and Articles of Incorporation.

     The aggregate cost to the Company of the requirements for payments to employees covered under the Plan (including the cost of early vesting under employee plans) would not exceed $2.4 million.

                              SECTION 401(K) PLAN

     In 1991, the Bank adopted a tax-qualified profit sharing 401(k) plan (the "Saving Plan") covering all employees who have attained 21 years of age and have completed one year of service with the Bank. Each participant in the Saving Plan may reduce his or her salary by as much as the lesser of 20% of his or her compensation or, in 1996, $9,500. The dollar limit is adjusted each year for inflation. The Bank is required to make matching contributions of up to 50% of the first 6% of a participant's deferred compensation up to a maximum of 3%. The Bank may, but is not required to, contribute additional amounts to the Saving Plan. Any such additional amounts are allocated to the accounts of participants who were active participants on the last day of the plan year or who retired or died or were disabled during the plan year. The allocation is in proportion to the eligible participants' compensation. During 1996, 1995 and 1994, the Bank made contributions to the Saving Plan of $106,000, $70,000 and $53,000, respectively.

     All contributions by a participant are 100% vested and nonforfeitable at all times. The Bank's contributions become 100% vested after three years of service with the Bank. A participant may direct the investment of his or her account pursuant to the investment options offered by the trustee of the Saving Plan. Distribution of a participant's account under the Saving Plan normally occurs upon the participant's retirement or the participant's termination of employment with the Bank.

                                INCENTIVE PLANS

     The Company has adopted a Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Company has reserved an aggregate of 225,000 shares of Common Stock for issuance pursuant to the exercise of options. Options may be granted to key employees of the Company, including directors who are also employees of the Company, and to certain outside consultants. As of March 26, 1997, options to purchase 199,753 shares of Common Stock were outstanding under the Stock Option Plan.

     The Stock Option Plan is to be administered by a committee which is composed of disinterested members of the Board of Directors (the "Committee"). Subject to the terms of the Stock Option Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the term of each option (not to exceed ten years).

     Under the Stock Option Plan, the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options which are not qualified as incentive stock options ("nonqualified stock options"). Incentive stock options must be granted at an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options granted under the Stock Option Plan will be determined by the Committee on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options may not exceed five years.

     The Stock Option Plan provides that the total number of shares covered by such plan, the number of shares covered by each option and the exercise price per share may be proportionately adjusted by the Board of Directors or the Committee in the event of a stock split, reverse stock split, stock dividend or similar capital adjustment effected without receipt of consideration by the Company.

     Upon a change in control of the Company, stock options outstanding under the Stock Option Plan immediately become fully vested and exercisable. Also, in the event of a merger or consolidation in which the Company is not the surviving corporation, the sale of all or substantially all of the Company's assets, certain reorganizations or the liquidation of the Company, each option granted under the Stock Option Plan may, at the election of the holder, become immediately exercisable.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities and certain other affiliated persons to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no other forms were required, the Company believes that during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Michael R. Stanford, President, Chief Executive Officer and Director, failed to timely file a report of an exercise of stock options. The report has now been filed.

                                  PROPOSAL 2

                      INCREASE IN AUTHORIZED COMMON STOCK
                AMENDMENT TO RESTATE ARTICLES OF INCORPORATION

This proposal is to approve an Amendment to the Restated Articles of Incorporation to increase the number of authorized shares of the Common Stock from 4,000,000 to 20,000,000. As of March 26, 1997, the Company had 3,697,774
shares of the Common Stock issued and outstanding or available for issuance pursuant to an option held by an officer of the Company, the First State Bancorporation 1993 Stock Option Plan, the Dividend Reinvestment and Cash Payment Plan, warrants issued to an underwriter of the Company's initial public offering, shares issuable upon conversion of the Company's 7% Convertible Exchangeable Redeemable Subordinated Debentures due 2003 (called for redemption as of April 30, 1997) and shares issuable upon conversion of the proposed Convertible Subordinated Debentures for which a registration statement was filed April 2, 1997, if such Debentures are issued. The increase will permit the Company to issue additional Common Stock if the Board of Directors determines that the issuance is in the best interests of the Company. Although the Board of Directors has no current intention to issue any additional Common Stock (other than as permitted by the items referred to in this proposal), future growth of the Company may require additional issuances of the Common Stock to finance, for example, additional growth and possible acquisitions. The additional Common Stock which would be authorized by this Amendment would, as is the existing authorized but unissued Common Stock, be available for issuance without further action by the shareholders, unless such action is required by applicable law or the rules of the NASD or any stock exchange on which the Common Stock may be listed. The management of the Company believes that the flexibility to issue additional Common Stock will enable the Company's ability to take advantage of future business opportunities and thereby enhance the long-term growth of the company. The full text of the Amendment is set forth as follows:

                                 ARTICLE FOUR

     Section 4.1 Authorized Shares.  The total number of shares that the
                 ------------------
corporation shall have authority to issue is twenty-one million (21,000,000) shares, of which twenty million (20,000,000) shares shall be common stock, no par value, and one million (1,000,000) shares shall be preferred shares as determined pursuant to Section 4.3 hereof.

                    SHAREHOLDER PROTECTION RIGHTS AGREEMENT

     The Company has a Shareholder Protection Rights Agreement (the "Rights Agreement") designed to ensure that all shareholders receive fair and equal treatment in the event of any proposal to acquire control of the Company. Under the Rights Agreement, a right to purchase additional shares of the Company's stock is attached automatically to each share of Common Stock outstanding on, or issued after October 25, 1996.

     The key feature of the Rights Agreement is that it permits, upon the occurrence of certain hostile acquisition events, all holders of Common Stock, other than the hostile acquiror, to purchase Common Stock or, in certain cases, the common stock of the hostile acquiror, at 50 percent of the then-current market price, thus causing substantial dilution of the hostile acquiror's holdings and greatly increasing the cost of the acquisition.

     The Rights Agreement provides that if a hostile acquiror acquires 10 percent or more of the Common Stock (a "flip-in" event), all rights, other than the rights held by the hostile acquiror, will become exercisable for a number of shares of Common Stock having an aggregate market value equal to twice the exercise price for the rights.

     In addition, the Rights Agreement provides that, upon the consummation of certain business combinations between a hostile acquiror and the Company in which the acquiror is the surviving corporation (a "flip-over" event), all rights, other than the rights held by the acquiror, will become exercisable for a number of shares of common stock of the acquiror having an aggregate market value equal to twice the exercise price for the rights.

     The Rights Agreement also provides that once a person becomes an acquiring person, the Board of Directors may exchange each right, other than the rights held by the acquiror, for one share of Common Stock, thus allowing the Board of Directors to cause the desired dilution without relying on the shareholders to exercise the rights.

     The Company will be entitled to redeem the rights for $0.01 per right until the tenth day following a public announcement of the acquisition of ten percent of its common shares. The rights expire on October 25, 2006, unless earlier redeemed or exchanged by the Company, and have no effect on operating results or earnings per share.

     In connection with consideration of this proposed Amendment, reference is also made to the Company's consolidated financial statements, the Company's quarterly operating results, and Management's Discussion and Analysis appearing in the 1996 Annual Report to the Company.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSED
                                                           ---
AMENDMENT.

                                  PROPOSAL 3

                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP was the Company's independent public accounting firm for 1996 and has been approved by the Directors to continue in that capacity in 1997.

     A proposal to ratify the appointment of KPMG Peat Marwick LLP will be presented to the shareholders at the annual meeting. Representatives of KPMG Peat Marwick LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

            THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
             THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE
                                        ---
                      APPOINTMENT OF KPMG PEAT MARWICK LLP

                             SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission and the Company's bylaws. Should a shareholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the Securities and Exchange Commission it must be received by the Secretary of the Company (at P.O. Box 3686, Albuquerque, New Mexico) on or before December 15, 1997.

                                OTHER BUSINESS

          All items of business to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

                      By order of the Board of Directors

                          FIRST STATE BANCORPORATION



                         _____________________________
                              Michael R. Stanford
                                  President


                                   NOTE:
  Shareholders are requested to sign, date and promptly return the enclosed proxy card, using the enclosed envelope.

                               PRELIMINARY COPIES

                           FIRST STATE BANCORPORATION
                                 111 LOMAS N.W.
                         ALBUQUERQUE, NEW MEXICO 87102

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints H. Patrick Dee and Michael R. Stanford as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of First State Bancorporation held of record by the undersigned on May 2, 1997, at the annual meeting of shareholders to be held on June 6, 1997 or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

Item 1- ELECTION OF DIRECTORS
        [_] FOR all nominees     [_] WITHHOLD AUTHORITY for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.
        Eloy A. Jeantete, Marshall G. Martin, Michael R. Stanford

Item 2- PROPOSAL TO APPROVE AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION to increase the number of authorized common shares from 4,000,000 to 20,000,000.
        [_] For                  [_] Against          [_] Abstain

Item 3- PROPOSAL TO RATIFY THE SELECTION OF KPMG Peat Marwick as the independent public accountants of the Company.
        [_] For                  [_] Against          [_] Abstain

Item 4-In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all nominees" in Item 1 and "FOR" Item 2 and 3.

         PLEASE DATE AND SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
                -------------

                                    Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.

                                    Date________________________________________

                                    Signature___________________________________

                                    Signature
                                    if held jointly____________________________

                                    Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.